EXHIBIT 99.1

Press Release dated August 31, 2016, announcing the Memorandum of Understanding, between Airborne Wireless Network and Jet Midwest Group, LLC.

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AIRBORNE WIRELESS NETWORK SIGNS MOU WITH JET MIDWEST GROUP FOR BOEING 757 JETLINERS FOR ITS PROOF OF AIRBORNE NETWORK CONCEPT

August 31st, 2016 Simi Valley, California (OTC QB: ABWN)

Airborne Wireless Network (the company) is pleased to announce that it has entered into a Memorandum Of Understanding with Kansas City-based Jet Midwest Group (Jet Midwest). The memorandum states that both parties have agreed to enter into a definitive agreement by September 30, 2016. The memorandum further states that Jet Midwest Group would be providing up to three Boeing 757-223 Jetliners to Airborne Wireless Network for its “proof of network concept” and FAA certification testing. Two of these Boeing 757-223’s have tentatively been designated for the company’s use.

Once the aircraft have been fitted with Airborne Wireless’ equipment and ground-testing has been completed, the company plans to fly these commercial jets from Roswell, New Mexico to Kansas City, Missouri. According to the FAA, this will be a historic “first ever” flight of a meshed commercial airliner-based network.

Jet Midwest Group is one of the fastest growing aviation supply companies providing transport aircraft, engines, and replacement parts to aviation operators worldwide. JMG operates a 1.2 million sq. foot warehouse on over 30 acres of tarmac at the former TWA facilities located at Kansas City International Airport.

Airborne Wireless Network views its relationship with Jet Midwest as significant. This relationship, when finalized, will allow the company to minimize its pre-rollout testing and development costs.

Airborne Wireless Network

www.airbornewirelessnetwork.com

info@airbornewirelessnetwork.com

805-583-4302

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward looking statements.  Risks and uncertainties include, but are not limited to, availability of capital, general industry conditions and competition; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; challenges in new product development; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

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